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                                                                    EXHIBIT 10.6


                          CONSULTING SERVICES AGREEMENT
                    (and assignment of intellectual property)

      THIS AGREEMENT is made (the "Agreement") as of March 5, 1999 (the "Closing Date") by and between Cybernet Systems Corporation, a Delaware corporation, with an address at 727 Airport Boulevard, Ann Arbor, Michigan 48108-1639 (the "Consultant"); and Immersion Corporation, a California corporation, with an address at 2158 Paragon Drive, San Jose, California 95131, ("Immersion").

                                    RECITALS

      WHEREAS, the Consultant desires to provide certain force feedback consulting services to Immersion, and Immersion desires to obtain such force feedback consulting services from the Consultant.

      NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained, the parties hereto hereby agree as follows:

      1. CONSULTING SERVICES

            1.1. Scope of Consulting Services. The Consultant is an expert in force feedback technology as applied to a variety of industry segments. Immersion desires to obtain consulting services from the Consultant with regards to force feedback technology and the Consultant has agreed to provide such consulting services as described in this Section 1 ("Consulting Services"). The Consultant will provide consulting services to Immersion in six areas of competency: (i) industry specific consulting as described in Section 1.2 ("Industry Specific Consulting"); (ii) patent related consulting as described in
Section 1.3 ("Patent Related Consulting"); (iii) product positioning and marketing consulting as described in Section 1.4 ("Marketing and Advertising Collaboration"); (iv) technical advice related to Immersion's business and technology strategy as described in Section 1.5 ("Technical Advisory Board"); and (v) general technical consultation and engineering guidance as described in
Section 1.7 ("General Engineering Input").

            1.2. Industry Specific Consulting. Consultant will consult with Immersion in four discrete industry segments as follows:

                  (a) Automotive. The Consultant will work with Immersion to design, coordinate and implement a business strategy for Immersion to gain entry into and exploit the force feedback opportunities in the automotive industry. Such services will include strategic marketing planning, industry information gathering, introductions based on Consultant's industry contacts and lead generation.

                  (b) Internet. The Consultant will consult with Immersion to evolve Immersion's internet strategy and as one component of such strategy, the Consultant will work

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with Immersion to develop an internet based force feedback toolkit to enable
Immersion to launch Immersion's internet force feedback product line.

                  (c) Telerobotics. The Consultant will advise Immersion in the area of force feedback as implemented in telerobotics applications and will provide Immersion with a productization roadmap which deploys Immersion's existing technology towards a new business opportunity for Immersion in the telerobotics area.

                  (d) Government and Military. The Consultant will provide Immersion with a basic background in the military areas of interest where deployment of force feedback may be useful, including but not limited to mine defuser technology, rugidized computers for military applications, and other related secure applications. In addition, the Consultant will advise Immersion in improving Immersion's strategic planning for government contract opportunities and will assist Immersion in targeting opportunities in government contracts where force feedback technology would be a value-add or the subject of basic research. In addition, Consultant will assist Immersion with and consult with Immersion in proposal preparation, drafting of bid responses and contract processes.

            1.3. Patent Related Consulting: Consultant agrees to cooperate with Immersion by provision of "Patent Related Consulting" which will enable Immersion to enjoy to the fullest extent in the United States and foreign countries, the right, title and interest in the Intellectual Property and Related Materials as defined in and, as acquired by Immersion pursuant to, the Agreement and Plan of Reorganization among Immersion Corporation, Immersion Acquisition Corporation, Cybernet Systems corporation and Cybernet Haptic Systems dated March 4, 1999 (the "Merger Agreement"). Such cooperation by Consultant shall include reasonably prompt production of pertinent facts, information and documents, executing and delivering such other and further instruments of conveyance, assignment, transfer and consent, taking such other action as Immersion may reasonably request, giving of testimony, execution of petitions, oaths, specifications, declarations or other papers, and other assistance, all to the extent deemed necessary or desirable by Immersion (i) for establishing and perfecting in Immersion the right, title and interest herein conveyed and carrying out the intent and purpose of this Agreement, (ii) for filing and prosecuting substitute, divisional, continuing or additional applications covering the Patents as defined in, and acquired by Immersion pursuant to, the Merger Agreement; (iii) for filing and prosecuting applications for reissuance of any of the Patents; (iv) for interference or other priority proceedings involving the Patents; and (e) for legal proceedings involving the Patents, including without limitation cancellation proceedings, priority consents, public use proceedings, infringement actions and court actions. Consultant agrees to provide Immersion with copies of all correspondence between Consultant and potential infringers of the Patents. Consultant agrees to provide Immersion with legal materials prepared by Consultant's attorneys that would facilitate enforcement of the Patents against potential infringers.

            1.4. Marketing and Advertising Collaboration. Consultant agrees to consult with Immersion and collaborate with Immersion with respect to the positioning of the Intellectual Property and Related Materials from a marketing standpoint. On a going forward basis,


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Consultant and Immersion each agree to provide a link between Consultant and
Immersion's web sites. Consultant agrees to forward commercial business leads related to force feedback products and services to Immersion on an ongoing basis and if a third party, other than the government, contacts Consultant regarding any of the Intellectual Property and Related Materials or services or products to be provided in connection with the Intellectual Property and Related Materials, Consultant agrees to direct such third party to Immersion. To facilitate Immersion's marketing activities, Consultant agrees to provide Immersion with electronic files, camera ready artwork, images and other reproducible forms of Consultant's marketing and advertising materials related to the hardware and software products which are included in the Intellectual Property and Related Materials.

            1.5. Technical Transfer Consulting. Within three (3) months from the date of this Agreement, Consultant shall send an engineer of Consultant with suitable knowledge and expertise regarding the Intellectual Property and Related Materials to the offices of Immersion to provide an aggregate of three (3) days (24 hours) of consulting services related to the transfer of the Intellectual Property and Related Materials.

            1.6. Technical Advisory Board. Charles Jacobus shall serve on Immersion's Technical Advisory Board. As a member of the Technical Advisory Board, Mr. Jacobus shall attend in person or by teleconference Technical Advisory Board meetings, and other meetings as may be requested by Immersion from time to time and will provide Immersion with advice on the overall business and technology strategy of IMMERSION. Immersion shall reimburse Consultant for all reasonable expenses incurred with respect to Mr. Jacobus's Advisory Board activities, including reasonable travel expenses incurred in connection with attending meetings of the Technical Advisory Board.

            1.7. General Engineering Input. Consultant will, as requested by Immersion, provide Immersion with general consultation and engineering input with regards to force feedback related source code, mechanisms, control algorithms, sensors, human factors, ergonomics, power electronics, safety features, and brushless motors.

            1.8. Government and Other Contracts.

                  (a) Force Feedback Research Collaboration. Consultant currently has thirty-six (36) employees conducting force feedback related research. These staff members periodically execute teaming agreements and write proposals to Government and commercial sponsors in a wide range of activities including force feedback. Subject to any legal or regulatory restrictions, for a period of three years from the Closing Date (the "Exclusive Force Feedback Teaming Period") if Consultant plans to involve a third party in a teaming arrangement related to commercial and Government proposals (and resulting contracts) Consultant initiates in the areas containing force feedback device technology development or deployment, Consultant will exclusively team with Immersion, subject to Immersion's prior written consent and mutual written agreement on terms, when such a teaming arrangement is appropriate to the proposed efforts. In instances where Immersion has agreed to team with
Consultant:


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                        (i) Consultant and Immersion agree to work together to
assist Consultant's proposal efforts;

                        (ii) Consultant agrees to use its best efforts to prepare a compliant proposal by the required deadline and to respond to government requests for clarification. During the Exclusive Force Feedback Teaming Period, Consultant shall team with Immersion on Immersion initiated proposals (and resulting contracts) when Immersion deems such a teaming arrangement to be advantageous;

                        (iii) give Immersion a reasonable opportunity during the preparation of the proposal to be included in any significant technical discussions and activities with the government regarding the proposal;

                        (iv) give Immersion appropriate recognition for data and proposal information submitted and utilized in the proposal.

      During the term of any contract awarded to Consultant during the Exclusive Force Feedback Teaming Period, or during the Exclusive Force Feedback Teaming Period, whichever is longer, Consultant hereby grants Immersion a non-exclusive license to all intellectual property rights arising from Consultant's force feedback research activities. Consultant further grants Immersion a right of first refusal to obtain an exclusive license to the intellectual property rights arising from Consultant's force feedback research activities, at Immersion's election and agrees to negotiate with Immersion in good faith regarding the terms of such exclusive license.

                  (b) Existing Government Contracts. As of the Closing Date, Consultant is currently a party to certain government contracts described in Exhibit A ("Existing Government Contracts") which involve the use of the specific Intellectual Property and Related Materials identified in Exhibit A ("Existing Government Contracts"). Immersion hereby grants Consultant a limited license to use, and have in Consultant's possession, such Intellectual Property and Related Materials solely within the scope of such government contracts and to the extent required by such government contracts and only for the term of such government contracts. Consultant agrees to promptly return all such Intellectual Property and Related Materials, including any copies thereof, upon termination or expiration of such government contracts. In addition, to the extent that Consultant's force feedback research activities under such Existing Government Contracts result in the creation of additional intellectual property rights relating to the Intellectual Property and Related Materials, Consultant grants Immersion a non-exclusive license to all such intellectual property rights arising from the ongoing force feedback research activities.

                  (c) Government Rights. Immersion acknowledges and agrees that any Intellectual Property Rights and Related Materials which relate to or arose out of research conducted under a U.S. Government contract will be subject to certain Government rights in such Intellectual Property and Related Materials which Consultant has identified and which are set forth in Exhibit B ("Governments Rights").


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      2. PATENT ENFORCEMENT. Immersion shall have the right to enforce the
Patents against an infringing third party and to control any such lawsuit or settlement. Immersion shall have the right to grant a sublicense to such third party infringer, or to settle with such third party infringer, or bring an infringement action against the third party infringer and to use Consultant's name in connection therewith as needed. In either event, Consultant shall assist Immersion, at Immersion's request and expense, in pursuing such action or sublicense. If Immersion chooses to enforce the Patents against a third party and obtains either a settlement or judgment which includes a cash payment for damages attributable to the Patents and which are awarded for infringement of the Patents (to the extent not offset by a cash payment by Immersion to such third party) (the "Award") then Immersion shall pay Consultant a certain amount as described below. Immersion shall first subtract any litigation related expenses and attorney fees incurred by Immersion with respect to such Patent enforcement from the Award (the "Net Award"); provided however that if Immersion recovers all or any portion of the actual litigation related expenses and attorney fees, incurred by Immersion in the form of a specific award by the court of litigation related expenses and attorney fees, Immersion shall not subtract such actual litigation related expenses and attorney fees from the Award. Immersion shall pay Consultant an amount equal to twenty percent (20%) of the Net Award. The amount payable to Consultant pursuant to this Section 2 ("Patent Enforcement") shall be limited to an aggregate amount of thirty million dollars ($30,000,000).

      3. PAYMENT FOR CONSULTING SERVICES. In consideration for the provision of Consulting Services pursuant to Section 1 ("Consulting Services"), Immersion shall pay, and grant to, Consultant, as follows:

                  (a) Force Feedback Services Warrant. Deliverable at the Closing, a ten year warrant (the "Warrant") to purchase 400,000 shares of the Common Stock of Immersion at an exercise price of two dollars and ninety-five cents ($2.95) per share, in the form attached hereto in Exhibit C ("Force Feedback Services Warrant").

                  (b) Services Cash Payment. The sum of one hundred fifty thousand dollars ($150,000) payable at Closing, an additional seventy five thousand dollars ($75,000) payable within thirty (30) days of January 1, 2000 and an additional seventy five thousand dollars ($75,000) payable within thirty
(30) days of January 1, 2001, each payment to be paid in cash by wire transfer to an account designated in writing by Consultant.

      4. INDEPENDENT CONTRACTOR RELATIONSHIP

            4.1. Nature of Relationship. Consultant's relationship with Immersion will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Since Consultant will not be an employee of Immersion, Consultant will not be entitled to any of the benefits which Immersion may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Consultant is not the agent of Immersion and is not authorized to make any representation, contract, or commitment on behalf of Immersion unless specifically requested or authorized to do so in writing by an Immersion manager.


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            4.2. Consultant Responsible for Taxes and Records. Consultant will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant's performance of services and receipt of fees under this Agreement. Consultant will be solely responsible for and must maintain adequate records of expenses incurred in the course of performing services under this Agreement. No part of Consultant's compensation will be subject to withholding by Immersion for the payment of any social security, federal, state or any other employee payroll taxes. Immersion will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

      5. CONFIDENTIAL INFORMATION

            5.1. Definition of Confidential Information. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Immersion, IMMERSION's suppliers and customers, and includes, without limitation, IMMERSION Innovations, IMMERSION Property, and IMMERSION's information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

            5.2. Nondisclosure and Nonuse Obligations. Except as permitted in this paragraph, Consultant shall neither use nor disclose the Confidential Information. Consultant may use the Confidential Information solely to provide the services hereunder for the benefit of IMMERSION. Consultant agrees that Consultant shall treat all Confidential Information of IMMERSION with the same degree of care as Consultant accords to Consultant's own Confidential Information, but in no case less than reasonable care. Consultant agrees that Consultant shall disclose Confidential Information only to those of Consultant's employees who need to know such information, and Consultant certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Consultant under this Agreement. Consultant agrees not to communicate any information to IMMERSION in violation of the proprietary rights of any third party. Consultant will immediately give notice to IMMERSION of any unauthorized use or disclosure of the Confidential Information. Consultant agrees to assist IMMERSION in remedying any such unauthorized use or disclosure of the Confidential Information.

            5.3. Exclusions from Nondisclosure and Nonuse Obligations. Consultant's obligations under Paragraph 5.2 ("Nondisclosure and Nonuse Obligations") with respect to any portion of the Confidential Information shall not apply to any such portion which Consultant can demonstrate, (a) was in the public domain at or subsequent to the time such


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portion was communicated to Consultant by IMMERSION through no fault of
Consultant; (b) was rightfully in Consultant's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Consultant by IMMERSION; or (c) was developed by employees of Consultant independently of and without reference to any information communicated to Consultant by IMMERSION. A disclosure of Confidential Information by Consultant, either (a) in response to a valid order by a court or other governmental body,
(b) otherwise required by law, or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant shall provide prompt prior written notice thereof to IMMERSION to enable IMMERSION to seek a protective order or otherwise prevent such disclosure.

            5.4. Ownership and Return of IMMERSION Property. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to Consultant by IMMERSION, whether delivered to Consultant by IMMERSION or made by Consultant in the performance of services under this Agreement (collectively, the "IMMERSION Property") are the sole and exclusive property of IMMERSION or IMMERSION's suppliers or customers, and Consultant hereby does and will assign to IMMERSION all rights, title and interest Consultant may have or acquire in IMMERSION Property. Consultant agrees to keep all IMMERSION Property at Consultant's premises unless otherwise permitted in writing by IMMERSION. At IMMERSION's request and no later than five (5) days after such request, Consultant shall destroy or deliver to IMMERSION, at IMMERSION's option, (a) all IMMERSION Property, (b) all tangible media of expression in Consultant's possession or control which incorporate or in which are fixed any Confidential Information, and (c) written certification of Consultant's compliance with Consultant's obligations under this sentence.

      6. MISCELLANEOUS

            6.1. Expenses of the Parties. Each party shall pay its own expenses incurred by it in connection with the negotiation, execution and performance of this Agreement.

            6.2. Waivers. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other different or subsequent breach by either party.

            6.3. Amendment and Modification. This Agreement may be amended, modified and supplemented by mutual consent of the parties hereto with respect to any of the terms contained herein, in such manner as may be agreed upon in writing by such parties.

            6.4. Notices. Any notice to any party hereto given pursuant to this Agreement shall be given by certified or registered first-class mail, return receipt requested, addressed as follows:

            if to Immersion to:     Immersion Corporation
                                    2158 Paragon Drive
                                    San Jose, CA  95131
                                    Attn: Louis B. Rosenberg


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            with a copy to:         Gray Cary Ware & Freidenrich LLP
                                    400 Hamilton Ave.
                                    Palo Alto, CA  94301
                                    Attn: Bruce Schaeffer
                                          Stacy Snowman

            if to the Consultant:   Cybernet Systems Corporation
                                    727 Airport Boulevard
                                    Ann Arbor, Michigan  48108-1639
                                    Attn: Chuck Jacobus

            with a copy to:         Russell & Stoychoff
                                    2855 Coolidge, Suite 218
                                    Troy, Michigan  48084-3216
                                    Attn: Lyle Russell

Any such address may be changed by any party by written notice to the other party. Any notice shall be deemed delivered when placed for delivery so addressed with postage or other charges prepaid.

            6.5. Governing Law. This Agreement is made and shall be construed in accordance with the laws of the State of California, without regard to the conflict of laws provisions thereof.

            6.6. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the respective successors and assigns of the parties hereto but may not be assigned by Consultant without the prior written consent of Immersion.

            6.7. Headings. Headings are supplied herein for convenience only and shall not be deemed a part of this Agreement for any purpose.

            6.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes.

            6.9. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            6.10. Publicity. Consultant and Immersion shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements concerning this agreement and the transactions contemplated hereby. Except as


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otherwise provided in Section 5.8 of the Merger Agreement, this Agreement or as may be required by law, Consultant shall not disclose any of the provisions of this Agreement without the prior written consent of Immersion. Notwithstanding the foregoing, disclosures of the contents hereof made to Consultant's accountants, legal advisors, consultants or other parties who have a need to know for the purpose of providing the services to Consultant for which they are retained, and subject to restriction against further disclosure, are expressly permitted. Consultant shall not disclose the existence of this Agreement nor identify Immersion with regard to the subject matter of this Agreement, including but not limited to any advertising, solicitation or promotional activity, without the prior written consent and approval of Immersion, which consent and approval shall be required for each such specific use.

            6.11. Entire Agreement. This Agreement comprises the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating thereto, whether written or oral.

      IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed by the authorized representatives of each of the parties.

Consultant:                               Immersion:

Cybernet Systems Corporation              Immersion Corporation


By:         /s/ Charles Jacobus           By:         /s/ Louis Rosenberg
            -----------------------                   --------------------------
Print Name: Charles Jacobus               Print Name: Louis Rosenberg
            -----------------------                   --------------------------
Title:      President                     Title:      President
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Date:       March 5, 1999                 Date:       March 5, 1999
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